EXHIBIT 1:

April 28, 2003

Mass Megawatts Wind Power, Inc.
11 Maple Ave.
Shrewsbury, MA 01545

Re:     Registration Statement on Form S-8
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Gentlemen:

     We have acted as special counsel to Mass Megawatts Wind Power, Inc. (the "Company"), a Massachusetts corporation, for purposes of rendering this opinion. We understand that the Company is filing a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 6,000 shares of common stock (the "Shares") which are proposed to be issued by the Company to certain consultants under the [2003 Incentive Plan] (the "Plan") adopted and approved by the Board of Directors of the Company on January 27, 2003.

     We have reviewed the Registration Statement and the Plan for purposes of rendering this opinion. We have reviewed the Company's Articles of Organization and By-laws, each as amended to date. We also have examined certificates addressed to us from officers of the Company, such public and private corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all examinations of documents we have assumed the genuineness of all signatures appearing on such documents, and the genuineness and authenticity of all copies submitted to us conformed, photostatic or other copies as true copies of the original document. On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

     The opinions rendered herein are limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,


ECKERT SEAMANS CHERIN &
  MELLOTT, LLC


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